Exhibit 99.4

CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Six Months Ended June 30, 2026 and 2025

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Condensed Combined Balance Sheets

(in thousands, except share and par value amounts)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$31,045	$75,278
Prepaid expenses and other current assets	1,552	3,039
Total current assets	32,597	78,317
Property and equipment, net	178	183
Operating lease right-of-use asset	2,099	2,424
Other assets	919	919
Restricted cash	75	75
Total assets	$35,868	$81,918
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,689	$6,772
Accrued compensation	1,731	2,893
Accrued expenses and other current liabilities	8,061	2,433
Current portion of operating lease liability	867	855
Total current liabilities	17,348	12,953
Non-current liabilities:
Operating lease liability, less current portion	1,416	1,768
Research and development tax incentive	1,973	1,914
Other liabilities	146	—
Total liabilities	20,883	16,635
Commitments and Contingencies (Note 7)
Convertible preferred stock:
Marea Series A convertible preferred stock, par value $0.000001; 38,932,636 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025; aggregate liquidation preference of $38,933 at June 30, 2026 and December 31, 2025	30,319	30,319
Marea Series B convertible preferred stock, par value $0.000001; 110,633,536 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025; aggregate liquidation preference of $160,419 and $65,419 June 30, 2026 and December 31, 2025 31, 2025 and 2024, respectively	159,923	159,923
M2 Series 1 convertible preferred stock, par value $0.000001; 149,566,172 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025; aggregate liquidation preference of $16,632 at June 30, 2026 and December 31, 2025	—	—
Stockholders’ deficit
Marea common stock, par value $0.000001; 200,000,000 shares authorized; 23,159,846 and 21,710,389 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively; 2,842,311 and 2,866,355 shares subject to repurchase as of June 30, 2026 and December 31, 2025, respectively	—	—
M2 Common stock, par value $0.000001; 200,000,000 shares authorized; 43,313,016 issued and outstanding as of June 30, 2026 and December 31, 2025; 15,819,187 and 21,345,869 shares subject to repurchase as of June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	18,301	16,434
Accumulated other comprehensive loss	(110)	(103)
Accumulated deficit	(193,448)	(141,290)
Total stockholders’ deficit	(175,257)	(124,959)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$35,868	$81,918

See accompanying notes to the unaudited condensed combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Condensed Combined Statements of Operations and Comprehensive Loss

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025
Operating expenses:
Research and development	$46,171	$21,047
General and administrative	6,846	5,709
Total operating expenses	53,017	26,756
Loss from operations	(53,017)	(26,756)

Other income (expense), net:
Interest income	897	1,808
Interest and other expense	(38)	(81)
Other income, net	859	1,727
Net loss	(52,158)	(25,029)
Other comprehensive loss:
Foreign currency translation loss	(7)	(4)
Total comprehensive loss	$(52,165)	$(25,033)

See accompanying notes to the unaudited condensed combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Condensed Combined Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(unaudited)

	Six Months Ended June 30, 2026
	Convertible Preferred Stock											Accumulated
	Marea Series A		Marea Series B		M2 Series 1		Common Stock				Additional	Other		Total
							Marea		M2		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance at December 31, 2025	38,932,636	$30,319	110,633,536	$159,923	149,566,172	$—	21,710,389	$—	43,313,016	$—	$16,434	$(103)	$(141,290)	$(124,959)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	788	—	—	788
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(19,996)	(19,996)
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	(17)	—	(17)
Balance at March 31, 2026	38,932,636	$30,319	110,633,536	$159,923	149,566,172	$—	21,710,389	$—	43,313,016	$—	$17,222	$(120)	$(161,286)	$(144,184)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	548,610	—	—	—	164	—	—	164
Issuance of common stock upon early exercise of stock options	—	—	—	—	—	—	900,847	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	11	—	—	11
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	904	—	—	904
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(32,162)	(32,162)
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	—	10	—	10
Balance at June 30, 2026	38,932,636	$30,319	110,633,536	$159,923	149,566,172	$—	23,159,846	$—	43,313,016	$—	$18,301	$(110)	$(193,448)	$(175,257)

	Six Months Ended June 30, 2025
	Convertible Preferred Stock						Additional	Accumulated Other		Total
	Series A		Series B		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance at December 31, 2024	38,932,636	$30,319	45,116,295	$64,937	21,634,716	$—	$12,979	$(86)	$(78,668)	$(65,775)
Repurchase of unvested restricted stock	—	—	—	—	(471,837)	—	(2)	—	—	(2)
Issuance of Series B convertible preferred stock, net of issuance cost of $14	—	—	65,517,241	94,986	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	800	—	—	800
Net loss	—	—	—	—	—	—	—	—	(9,949)	(9,949)
Foreign currency translation loss	—	—	—	—	—	—	—	(6)	—	(6)
Balance at March 31, 2025	38,932,636	$30,319	110,633,536	$159,923	21,162,879	$—	$13,777	$(92)	$(88,617)	$(74,932)
Stock-based compensation expense	—	—	—	—	—	—	636	—	—	636
Net loss	—	—	—	—	—	—	—	—	(15,080)	(15,080)
Foreign currency translation gain	—	—	—	—	—	—	—	2	—	2
Balance at June 30, 2025	38,932,636	$30,319	110,633,536	$159,923	21,162,879	$—	$14,413	$(90)	$(103,697)	$(89,374)

See accompanying notes to the unaudited condensed combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Condensed Combined Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities:
Net loss	$(52,158)	$(25,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23	5
Non-cash lease expense	326	141
Stock based compensation expense	1,692	1,435
Changes in operating assets and liabilities:
Prepaids and other current assets	1,523	618
Other non-current assets	—	(128)
Accounts payable	(85)	2,382
Accrued compensation	(1,161)	74
Accrued liabilities	5,533	354
Change in operating lease liability	(340)	58
Research and development tax incentive	59	22
Net cash used in operating activities	(44,588)	(20,068)
Cash flows from investing activities:
Purchase of property and equipment	(18)	(174)
Net cash used in investing activities	(18)	(174)
Cash flows from financing activities:
Proceeds from exercise of stock options	128	—
Proceeds from early exercise of stock options	252	—
Proceeds from issuance of Series B preferred stock, net of issuance costs	—	94,986
Repurchase of unvested restricted common stock	—	(2)
Net cash provided by financing activities	380	94,984

Net increase/(decrease) in cash, cash equivalents and restricted cash	(44,226)	74,742
Cash, cash equivalents and restricted cash at beginning of the period	75,353	31,610
Effect of exchange rate on cash, cash equivalents and restricted cash	(7)	(4)
Cash, cash equivalents and restricted cash at end of the period	$31,120	$106,348

Supplemental disclosure:
Operating lease liabilities arising from obtaining operating lease right-of-use assets	$—	$2,583
Operating cash outflow from operating leases	$546	$62
Stock option exercise proceeds in other receivables	$36	$—

See accompanying notes to the unaudited condensed combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Notes to the Unaudited Condensed Combined Financial Statements

June 30, 2026

1.	Organization

Description of Business

Marea Therapeutics, Inc. (“Marea”) is a clinical-stage biotechnology company focused on pioneering novel therapeutics to address important and genetically-validated drivers of cardioendocrine diseases. Marea’s product candidates have the potential to complement existing therapies, which primarily focus on managing symptoms with few approved treatment approaches that target the underlying biology of cardioendocrine diseases. Marea’s most advanced clinical program, MAR001, is a potential first-in-class monoclonal antibody that targets ANGPTL4, a protein that is highly expressed in adipose tissue. By inhibiting ANGPTL4 and thereby augmenting lipoprotein lipase (LPL) activity, MAR001 is designed to lower triglycerides and improve adipose tissue function. MAR001 is being developed for the treatment of severe hypertriglyceridemia (sHTG), a condition characterized by very high triglyceride levels. Marea’s second clinical program, MAR002, is a potential first-in-class anti-growth hormone receptor (GHR) antibody being developed for acromegaly. Acromegaly is a life-shortening disease where much of the morbidity is caused by insulin resistance, lipotoxicity and cardiovascular events. Current therapies for acromegaly are associated with suboptimal disease control. It is estimated there are more than 30,000 patients with acromegaly in the U.S. MAR002 is currently being evaluated in a first-in-human (FIH), randomized, blinded, parallel-group, placebo-controlled single ascending dose (SAD) study in healthy men. Marea believes its products, if successfully developed, have the potential to serve as transformative treatment options for significant patient populations living with cardiometabolic and endocrine diseases.

Marea was incorporated in Delaware in December 2021, under the name Metabolic Flux New Co, Inc. and changed its name to Marea Therapeutics, Inc. in February 2023. Marea has a wholly-owned subsidiary, Marea Therapeutics Pty Ltd, or Marea Australia, registered in Australia in April 2023.

Spin-off of M2 Therapeutics, Inc (“M2”)

In November 2025, Marea completed a corporate reorganization to separate its MAR002 program, an anti-growth hormone receptor antibody being developed for the treatment of acromegaly, from Marea’s lead MAR001 cardiometabolic program. Management undertook the separation to permit distinct strategic focus, tailored capital allocation, and program-specific investor alignment for the two therapeutic areas.

On November 19, 2025, Marea formed M2 Therapeutics, LLC (“M2 LLC”) as a wholly owned Delaware limited liability company. Effective the same date, and pursuant to an Asset Contribution Agreement, Marea contributed all of its right, title, and interest in the MAR002 program and related intellectual property (the “Contributed Assets”) to M2 LLC in exchange for 100% of M2 LLC’s membership interests. No cash consideration was exchanged, and Marea retained no continuing funding obligation or reversionary interest in the Contributed Assets.

On November 24, 2025, Marea declared and effected a pro rata distribution of all of M2 LLC’s equity interests to Marea’s stockholders of record as of that date (the “Distribution”), distributing one M2 Therapeutics LLC common unit for each outstanding share of Marea’s common stock and one M2 Therapeutics LLC preferred unit for each share of common stock issuable on an as-converted basis in respect of Marea’s outstanding Series A and Series B convertible preferred stock. The Distribution became effective on November 24, 2025. Following the Distribution, Marea holds no direct equity interest in, and no voting rights with respect to, M2 Therapeutics LLC. M2 Therapeutics subsequently converted from a Delaware limited liability company into a Delaware corporation, M2 Therapeutics, Inc. on November 25, 2025.

In connection with the reorganization, Marea and M2 entered into a Transition Services Agreement (the “TSA”) under which Marea provides administrative, research, and development support to M2. Because M2 has no employees of its own, all services in support of the MAR002 program are provided through the TSA.

In September 2026, Marea and M2 were recombined (see Note 14). Additionally, see Note 2 for discussion of the presentation of the financial statements of Marea and M2 on a combined basis. Marea and M2 are collectively referred to as “the Company”.

Liquidity and Going Concern

Marea has historically financed its operations through issuances of convertible notes and convertible preferred stock. In July 2023, Marea closed its Series A Convertible Preferred Stock financing and issued 31.4 million shares of Series A Convertible Preferred Stock in exchange for the conversion of $31.4 million of outstanding convertible notes plus accrued interest. In June 2024, Marea closed its Series B Convertible Preferred Stock financing for $160.0 million, which was divided into two tranches. The initial tranche was completed in June 2024 for net proceeds of $64.9 million, of which $49.5 million was received in cash, net of issuance costs, and $15.4 million of Series B Convertible Preferred Stock was issued on conversion of $15.4 million of outstanding convertible notes plus accrued interest. In February 2025, Marea completed the second tranche and issued 65,517,241 shares of Series B Convertible Preferred Stock for net cash proceeds of $95.0 million. On August 17, 2026, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with existing investors, pursuant to which the Company received total proceeds of $65.0 million on September 7, 2026.

The Company has incurred significant operating losses and has had negative cash flows from operations since inception. During the six months ended June 30, 2026, the Company incurred net losses of $52.2 million. As of June 30, 2026, the Company had an accumulated deficit of $193.4 million and a cash and cash equivalents balance of $31.0 million. The Company expects to incur additional losses for the foreseeable future as it conducts research and development. These conditions initially raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

The Company follows the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to assess the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued. The Company expects its existing cash and cash equivalents as of December 31, 2025, together with the proceeds from the SAFE, will not enable the Company to fund its operating expenses and capital expenditure requirements for more than one year from the date these combined financial statements are available to be issued, and therefore management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern.

On September 17, 2026, the Company was acquired by Lisata Therapeutics, Inc. (the “Parent” or “Lisata”). Management’s plans to mitigate this risk include raising additional capital through equity or debt financings, through strategic transactions, and through cash contributions from the Parent following the acquisition (see Note 14). Management’s plans may also include the deferral of certain operating expenses unless and until additional capital is received. However, there can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company, or that the Company will be successful in deferring certain operating expenses. If the Company is unable to raise sufficient additional capital or defer sufficient operating expenses, the Company may be compelled to reduce the scope of its operations, delay or discontinue certain activities, including planned research and development activities, hiring plans, manufacturing activities and commercial preparation efforts.  The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The combined financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

The Company has not received a cash contribution from the Parent, nor has the parent provided a commitment to support the Company’s activities. As a result, doubts about the Company’s ability to continue as a going concern have not been alleviated.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed combined financial statements include the consolidated accounts of Marea Therapeutics, Inc. and its wholly owned subsidiary Marea Australia, together with the accounts of M2 Therapeutics, Inc. As of June 30, 2026, Marea and M2 were under common management and ownership, and the entities were recombined on September 11, 2026 prior to the acquisition by Lisata (see Note 14). As a result, the accompanying financial statements are presented on a combined basis. Marea consolidates its wholly owned subsidiary, Marea Australia, because it holds 100% equity interest in the entity. Marea does not hold an equity interest in M2, and M2 is not a variable interest entity of Marea as of June 30, 2026. Accordingly, M2 is combined with, but not consolidated into, Marea.

All intercompany balances and transactions between Marea, Marea Australia, and M2 have been eliminated in consolidation and combination. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s unaudited condensed combined financial statements as of June 30, 2026 and 2025, and for the periods then ended.

The unaudited condensed combined balance sheet as of June 30, 2026, included herein, was derived from the audited combined financial statements as of December 31, 2025. Certain information and footnote disclosures typically included in the Company’s audited combined financial statements have been condensed or omitted. The accompanying unaudited interim condensed combined financial statements have been prepared on the same basis as the annual combined financial statements and reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented, but are not necessarily indicative of results to be expected for any future annual or interim period. These unaudited interim condensed combined financial statements should be read in conjunction with the Company’s audited combined financial statements and footnotes for the year ended December 31, 2025.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of Marea Australia is its local currency, the Australian dollar. All accounts of the Australia entity are translated into U.S. dollar equivalents at exchange rates as follows: (i) asset and liability accounts at period-end rates, (ii) income statement accounts at weighted-average exchange rates for the period, and (iii) stockholders’ deficit accounts at historical exchange rates. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in the unaudited condensed combined balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses in the condensed combined financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, uncertain tax positions, the incremental borrowing rate used in determining the value of the Company’s right-of-use asset and lease liability, the valuation of deferred tax assets and the fair value of equity awards granted by the Company and its subsidiaries.

In addition, management’s assessment of the Company’s ability to continue as a going concern involves an estimation of the amount and timing of future cash inflows and outflows. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the condensed combined financial statements and the reported amounts of expenses during the reporting period, that are not readily apparent from other sources. Estimates and assumptions are periodically reviewed considering changes in circumstances, facts, or experience. Changes in estimates and assumptions are reflected in reported results in the period in which they become known.

Concentration of Credit Risks and Other Risks and Uncertainties

The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheet. Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents. The Company invests its cash equivalents in money market funds. Cash and cash equivalents may be held in financial institutions in amounts that exceed federally insured limits, and the Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is subject to all of the risks inherent in an early-stage biotechnology company. These risks include, but are not limited to, limited management resources, intense competition, dependence on third party research organizations to conduct research and development activities in its programs, and dependence upon the availability of cash to sustain operations. MAR001, MAR002, and any future product candidates and the Company may develop will require extensive non-clinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and extensive compliance reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with original maturities of 90 days or less from the date of purchase to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds and are stated at fair value. Cash consists of deposits held at financial institutions and are stated at fair value.

Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of June 30, 2026 and December 31, 2025, the Company’s restricted cash consisted of cash deposits required to support the Company’s corporate credit cards. The Company determines current or non-current classification of restricted cash on the condensed combined balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $75 thousand at June 30, 2026 and December 31, 2025.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed combined balance sheets that sum to the total of the same such amounts shown in the condensed combined statements of cash flows:

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$31,045	$75,278
Restricted cash	75	75
Total cash, cash equivalents, and restricted cash	$31,120	$75,353

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the respective assets, as follows:

Laboratory equipment	5 years

Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation is removed from the balance sheet and the resulting gain or loss is reflected within loss from operations in the statement of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. There have been no impairments of the Company’s long-lived assets during the six months ended June 30, 2026 and 2025.

IPR&D Asset acquisitions

Costs incurred to acquire in-process research and development assets, (“IPR&D”), with no alternative future use is charged to research and development expense at the acquisition date.

Leases

Operating leases primarily include lease arrangements for the Company’s corporate headquarters and laboratory facilities. At inception of a contract, the Company determines whether an arrangement is or contains a lease. For each lease, the Company determines the classification as either an operating lease or a financing lease. Lease recognition occurs at the lease commencement date and lease liability amounts are determined based on the present value of lease payments over the lease term. The lease term may include options to extend or terminate the lease only when it is reasonably certain that the Company will exercise that option.

The Company elected to apply the practical expedient of combining lease and non-lease components for the real estate lease asset class. Fixed lease payments on operating leases are recognized as lease expense over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are recognized as incurred.

For all operating leases with a term greater than 12 months, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date based on the estimated present value of future minimum lease payments, which includes certain lease and non-lease components, over the lease term. Operating lease right-of-use assets and operating lease liabilities are disclosed separately on the condensed combined balance sheets.

As of June 30, 2026 and December 31, 2025, the Company did not have any finance leases.

Payroll Tax Credits

The Company has generated research and development tax credits under the provisions of the Internal Revenue Code and, as a qualified small business, is eligible to utilize a portion of these credits against the employer portion of payroll tax expense. The Company has adopted a policy to account for such government assistance as a receivable when it is concluded that there is reasonable assurance that the Company will comply with the conditions associated with the credit and will receive the credit. The Company will offset payroll tax expense against the receivable in future periods. Amounts recognized that have not been collected from the government are recorded as other assets on the Company’s condensed combined balance sheet.

Convertible Preferred Stock

The Company has classified convertible preferred stock as temporary equity and has excluded it from stockholders’ deficit in the accompanying condensed combined balance sheet because it could become redeemable due to certain change in control clauses that are outside of the Company’s control. The convertible preferred stock is not redeemable, except in the event of a deemed liquidation (see Note 8). The carrying values of the convertible preferred stock are adjusted to their liquidation preferences, if and when it becomes probable that such a liquidation event will occur. The Company did not accrete the value of the convertible preferred stock to the redemption values since a future change in control event was not considered probable as of June 30, 2026. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such liquidation events will occur, causing the shares to become redeemable.

The Company also evaluates the features of its convertible preferred stock to determine if the features require bifurcation from the underlying shares by evaluating if they are clearly and closely related to the underlying shares and if they do, or do not, meet the definition of a derivative.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist primarily of employee-related costs, including salaries, benefits and stock-based compensation for employees engaged in research and development activities, costs related to clinical trials, research activities, preclinical studies, production of preclinical and clinical materials, contract manufacturing, consulting fees, costs related to laboratory operations and fees paid to other entities that conduct certain research and development activities on the Company’s behalf, and allocated overhead costs including facility-related expenses. Payments made prior to the receipt of goods and services to be used in research and development are deferred and recognized as expense in the period in which the related goods are received or services are rendered.

The Company has entered into various agreements with outsourced clinical research organizations and contract manufacturing and development vendors. The Company estimates research and development expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with internal management personnel and external service providers, and makes adjustments, if necessary. Research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company adjusts the accrual accordingly. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered.

Stock-Based Compensation

Stock-based compensation expense relates to stock options, restricted common stock, and restricted stock awards granted to employees and non-employees, and is recognized based on the awards’ fair value using the straight-line attribution method or, for performance-based awards, the accelerated attribution method, over the requisite service period. The grant date fair value of stock options and restricted stock awards is determined using the Black-Scholes option pricing model. The grant date fair value of restricted common stock is determined using the estimated fair value of the Company’s common stock on such date.

The fair value of the Company’s common stock is determined by the Company’s Board of Directors with the assistance of management and an independent third-party valuation specialist. The valuation methodologies used to determine the fair value of the Company’s common stock utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability. In determining the fair value of the Company’s common stock, the methodologies used to estimate the enterprise value of the Company were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Technical Practice Aid, “Valuation of Privately Held Company Equity Securities Issued as Compensation” to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock senior to the Company’s common stock at the time, and a probability analysis of various liquidity events, such as a public offering or sale of the Company, under differing scenarios. Changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

For stock-based awards with service conditions only, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term of the award. For stock-based awards with vesting criteria subject to the achievement of performance-based conditions, in addition to service conditions, the Company recognizes stock-based compensation expense on an accelerated basis over the vesting period when achievement of the performance criteria becomes probable.

Stock-based compensation expense is recorded within research and development and general and administrative expenses in the accompanying statements of operations and comprehensive loss based on the function to which the related services are provided. The Company recognizes stock-based compensation expense based on the straight-line or accelerated attribution method. Forfeitures are accounted for as they occur.

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The carrying values of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts payable and accrued expenses, approximate their fair values due to their relatively short maturities.

Income taxes

The Company utilizes the asset and liability approach to account for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes uncertain tax positions taken or expected to be taken on a tax return. Tax positions are initially recognized when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and relevant facts.

The Company’s policy is to include penalties and interest expense related to income taxes as a component of income tax expense, as necessary.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive income (loss), which consist of gains or losses on foreign currency translation. Total accumulated other comprehensive income (loss) is displayed as a separate component on the unaudited condensed combined statements of convertible preferred stock and stockholders’ deficit and the unaudited condensed combined balance sheet.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency, decision usefulness and effectiveness of income tax disclosures. The amendments in this ASU require an entity to disclose a tabular tax rate reconciliation, using both percentages and currency, with specific categories. An entity is also required to provide a qualitative description of the states and local jurisdictions that make up the majority of the effect of the state and local income tax category and the net amount of income taxes paid, disaggregated by federal, state and foreign taxes and also disaggregated by individual jurisdictions. The amendments also remove certain disclosures that are no longer considered cost beneficial. The amendments are effective prospectively for public entities for annual periods beginning after December 15, 2024 and for entities other than public entities for annual periods beginning after December 15, 2025. Early adoption and retrospective application are permitted. Although the ASU only modifies the Company’s required income tax disclosures in its annual financial statements, the Company is currently evaluating the impact of adopting this guidance on its financial statements.

3.	Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the unaudited condensed combined balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company has no Level 2 or 3 financial assets carried at fair value as of June 30, 2026 or December 31, 2025. There were no transfers between levels during the six months ended June 30, 2026 and 2025.

As of June 30, 2026 and December 31, 2025, financial assets subject to fair value measurements on a recurring basis were comprised of money market funds, measured using a Level 1 input, of $27.3 million and $70.4 million, respectively. There were no unrealized gains or losses on money market funds as of June 30, 2026 or December 31, 2025.

4.	Property and Equipment, Net

As of June 30, 2026 and December 31, 2025, property and equipment, net, consisted of the following (in thousands):

	June 30, 2026	December 31, 2025
Laboratory equipment	$237	$219
Less: Accumulated depreciation	(59)	(36)
Total property and equipment, net	$178	$183

Depreciation expense was $23 thousand and $5 thousand for the six months ended June 30, 2026 and 2025, respectively.

5.	Accrued Expenses and Other Current Liabilities

As of June 30, 2026 and December 31, 2025, accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2026	December 31, 2025
Accrued research & development	$7,339	$2,275
Accrued general & administrative	619	153
Other current liabilities	103	5
Total accrued expenses	$8,061	$2,433

6.	Leases

Marea has lease arrangements as lessee, and makes assumptions and judgments when assessing contracts for lease components, determining lease classifications, and calculating right-of-use asset and lease liability values. These assumptions and judgments may include the useful lives and fair value of the leased assets, the implicit rate underlying Marea’s leases, the Marea’s incremental borrowing rate or Marea’s intent to exercise or not exercise options available in lease contracts.

Lease expense and other information consisted of the following (in thousands, except terms and rates):

	Six Months Ended June 30,
	2026	2025
Operating lease expense	$443	$207
Short-term lease expense	24	267
Variable lease expense	205	106
Total lease expense	$672	$580

Other information
Weighted-average remaining lease term (years)	2.8	3.8
Weighted-average discount rate	8.9%	8.9%

Operating Leases

In September 2023, Marea entered into an operating lease agreement for office and shared laboratory space in San Francisco, California (“San Francisco space”). The lease has an initial term of 12 months with month-to-month renewals thereafter. Either party is entitled to terminate the lease by giving written notice to the other at least 60 days prior to termination. Marea analyzed the terms of the agreement and determined it was an operating lease. Due to the initial lease term being only one year, Marea elected to account for it as a short-term lease. Rent payments were recognized as incurred over the lease term.

In February 2025, Marea entered into a sublease agreement for approximately 15,000 rental square feet of office and laboratory space in South San Francisco, California (“South San Francisco space”). The lease commenced in March 2025. In August 2025, Marea added approximately 2,000 additional square feet of office space, and the lease for this space commenced the same month. The lease term will end in March 2029 for all leased premises. Marea accounted for the lease as two separate leases due to the different commencement dates. Marea analyzed the terms of the sublease agreement and determined that the leases meet the classification of an operating lease. The rate implicit in the sublease agreement is not readily determinable. Thus, Marea used its incremental borrowing rate to discount lease payments to present value. The incremental borrowing rate is the rate incurred to borrow on a collateralized basis, and is based on Marea’s secured line of credit, which may be adjusted for the specific terms and collateral of the lease. The sublease agreement does not contain any residual value guarantees or other restrictions or covenants that would cause Marea to incur additional significant financial obligations. The office space agreement contains non-lease components, which represent charges for common area maintenance, taxes and utilities.

Future maturities of remaining lease payments included in the measurement of operating lease obligations for the Company’s long-term lease as of June 30, 2026 are as follows (in thousands):

Years ending December 31,
Remainder of 2026	$448
2027	920
2028	952
2029	240
2030 and thereafter	—
Total	2,560
Less: imputed interest	(277)
Present value of operating lease liability	$2,283

7.	Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation, as the Company operates in an industry susceptible to patent legal claims. The Company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any legal proceedings.

Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company is also party to indemnification agreements with its officers and directors. In some cases, the indemnification will continue after the termination of the agreement.

The Company also agreed to indemnify the investors against certain losses, claims or liabilities due to certain statements, omissions or violations by the Company if Company securities held by the investors are included in a registration statement. The certain statements, omissions or violations that are covered by these include, but are not limited to, (i) any untrue statement or alleged untrue statement of a material fact contained in the applicable registration statement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and certain other securities laws. The Company will reimburse the investors for any legal or other expenses reasonably incurred by them in connection with investigating or defending such losses, claims, damages or liabilities.

The maximum potential amount of future payments that the Company could be required to make under these provisions is not determinable. The Company is not currently aware of any indemnification claims. Accordingly, the Company has not recorded any liabilities for these indemnification rights and agreements as of June 30, 2026 or December 31, 2025.

8.	Convertible Preferred Stock

Marea

Issuances of convertible preferred stock

As of June 30, 2026 and December 31, 2025, convertible preferred stock consisted of the following (in thousands, except for share and per share amounts):

Convertible	Authorized	Issued and	Carrying	Liquidation	Conversion Price
Preferred Stock	Shares	Outstanding	Value	Preference	Per Share
Series A	38,932,636	38,932,636	$30,319	$38,933	$1.00
Series B	110,633,536	110,633,536	$159,923	$160,419	$1.45

In July 2023, Marea entered into a Series A Convertible Preferred Stock purchase agreement (“Series A SPA”) under which 31,417,532 shares of Series A Convertible Preferred Stock were issued to Third Rock Ventures (“TRV”) on the conversion of the Series A Notes, at a price per share of $0.76, in settlement of $31.4 million of convertible notes and accrued interest. Marea incurred issuance costs of $21 thousand in relation to the issuance of the Series A Convertible Preferred Stock, which was recorded as a reduction in proceeds from the Series A Convertible Preferred Stock in the accompanying unaudited condensed combined balance sheet.

In connection with the Series A SPA, Marea amended its Certificate of Incorporation (“Charter”) in July 2023, which authorized the issuance of 36,966,079 shares of Series A Convertible Preferred Stock.

In May and June 2024, Marea issued an aggregate of 7,515,104 shares of Series A Convertible Preferred Stock in exchange for IPR&D assets purchased pursuant to the Novartis License Agreement.

In June 2024, Marea entered into a Series B Convertible Preferred Stock purchase agreement (“Series B SPA”) under which it issued 34,482,758 shares of Series B Convertible Preferred Stock, for cash, at a price of $1.45 per share, for gross proceeds of $50 million (the “Initial Series B Closing”).

Marea incurred issuance costs of $0.5 million in relation to the initial issuance of Series B Convertible Preferred Stock, which was recorded as a reduction in proceeds from the Series B Convertible Preferred Stock in the accompanying condensed combined balance sheet.

Concurrently with the Initial Series B Closing, Series B Notes issued by Marea in December 2023 and February 2024, including accrued interest, were converted into 10,633,537 shares of Series B Convertible Preferred Stock at the issuance price of Series B Convertible Preferred Stock, or $1.45 per share, for net fair value of $15.4 million.

The Series B SPA contained provisions that potentially obligated Marea to sell an additional 65,517,241 shares of Series B Convertible Preferred Stock at $1.45 per share contingent upon either the achievement of a regulatory milestone defined in the Series B SPA (the Milestone Closing), or upon the agreement of Marea’s Board of Directors and the lead investor to waive the requirement to achieve the milestone. In February 2025, Marea achieved the milestone under the Series B SPA and issued 65,517,241 additional shares of Series B Convertible Preferred Stock at the same terms and conditions as those contained in the Initial Series B Closing. The gross proceeds from the Milestone Closing were $95.0 million, and Marea incurred issuance costs of $14 thousand in connection to this issuance, which has been recorded as a reduction in proceeds from the Series B Convertible Preferred Stock in the accompanying condensed combined balance sheets.

M2

Issuances of convertible preferred stock

As of June 30, 2026 and December 31, 2025, convertible preferred stock consisted of the following (in thousands, except for share and per share amounts):

Convertible	Authorized	Issued and	Carrying	Liquidation	Conversion Price
Preferred Stock	Shares	Outstanding	Value	Preference	Per Share
Series 1	149,566,172	149,566,172	$—	$16,632	$0.11

In November 2025, in connection with the conversion of M2 LLC into M2, M2 LLC’s preferred units were converted into 149,566,172 shares of M2 Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”). M2’s certificate of incorporation authorizes 149,566,172 shares of Series 1 Preferred Stock, all of which were issued and outstanding as of June 30, 2026 and December 31, 2025. M2 received no cash proceeds from the issuance, and no amount was recognized in the condensed combined financial statements.

9.	Common Stock

Marea

Marea’s certificate of incorporation, as amended and restated, authorized Marea to issue up to 200,000,000 shares of common stock, $0.000001 par value. The holders of common stock are entitled to dividends when and if declared by the board of directors, subject to preferences applicable to outstanding shares of preferred stock. The board of directors has not declared any dividends and Marea has not paid any dividends. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

As of June 30, 2026, there were 23,159,846 shares of common stock issued and outstanding, which include 1,981,047 shares of unvested restricted common stock and 861,264 shares issued upon the early exercise of options that are subject to repurchase by Marea. The unvested restricted common stock and shares issued upon the early exercise of options are included in the outstanding shares of common stock as they are considered to be legally outstanding as of June 30, 2026.

Marea reserved the following shares of common stock, on an as-converted basis, for future issuance at June 30, 2026:

Series A Convertible Preferred Stock	38,932,636
Series B Convertible Preferred Stock	110,633,536
Shares reserved for future grants under the 2024 Stock Option and Grant Plan	2,073,443
Options issued and outstanding	25,120,583
Total	176,760,198

M2

M2’s certificate of incorporation, as amended and restated, authorized M2 to issue up to 200,000,000 shares of common stock, $0.000001 par value. The holders of common stock are entitled to dividends when and if declared by the board of directors, subject to preferences applicable to outstanding shares of preferred stock. The board of directors has not declared any dividends and M2 has not paid any dividends. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

As of June 30, 2026, there were 43,313,016 shares of common stock issued and outstanding, which include 15,819,187 shares of unvested restricted stock awards that are subject to repurchase by M2. The unvested restricted stock awards are included in the outstanding shares of common stock as they are considered to be legally outstanding as of June 30, 2026.

M2 reserved the following shares of common stock, on an as-converted basis, for future issuance at June 30, 2026:

Series 1 Convertible Preferred Stock	149,566,172
Shares reserved for future grants under the 2025 Stock Option and Grant Plan	1,623,951
Options issued and outstanding	5,673,663
Total	156,863,786

10.	Stock-Based Compensation

Marea 2024 Stock Option and Grant Plan

In June 2024, Marea adopted the Marea Therapeutics, Inc. 2024 Stock Option and Grant Plan (the “2024 Plan”) which authorizes Marea to grant incentive stock options, non-qualified stock options and restricted common stock to employees, officers, directors and consultants of Marea. The 2024 Plan is administered by the Board of Directors, though the Board may appoint a committee to which it delegates such administration.

Stock options granted under the 2024 Plan expire in ten years from the grant date, or in the case of incentive stock options granted to a ten percent stockholder, the term is no more than five years from the grant date. The terms of the non-qualified stock options may include a provision where a participant may elect at any time before termination of employment to exercise a part or all of the shares subject to the option prior to the full vesting of such shares. Any unvested shares so purchased are subject to a repurchase option by Marea or any other restriction the Board of Directors or Board appointed committee determines to be appropriate.

Marea grants both time vesting option awards (“Time-Based Awards”) and performance vesting option awards (“Performance Awards”) under the 2024 Plan. Time-Based Awards are granted in the form of stock options that require each recipient to complete a service period, generally four years. Performance Awards are granted in the form of stock options which have performance criteria that must be achieved for the awards to vest and may also include a service period requirement, with such performance requirement determined by the Board.

Upon adoption of the 2024 Plan, Marea reserved 13,890,993 for future issuance. In October 2024, the Board of Directors approved an increase of 3.3 million shares to the 2024 plan, and in February 2025, the Board of Directors approved an additional increase of 5.0 million shares to the 2024 Plan. In addition, 33,750 repurchased shares were added to the options pool during 2025 and the Board approved an additional increase of 7.0 million shares in February 2026, aggregating the number of authorized shares to 29,224,743, of which 2,073,443 shares remained available for future issuance under the 2024 Plan at June 30, 2026.

The following summarizes stock option activity under the 2024 Plan for the six months ended June 30, 2026:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Outstanding as of December 31, 2025	21,602,627	$0.32	9.1	$6,706
Granted	5,673,663	0.63
Exercised	(1,449,457)	0.29
Forfeited and expired	(706,250)	0.40
Outstanding as of June 30, 2026	25,120,583	$0.39	8.8	6,047
Exercisable as of June 30, 2026	6,961,575	$0.30	8.4	$2,295

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to be vested were calculated as the difference between the exercise price of the options and the estimated fair value of Marea’s common stock, as determined by the Board of Directors, as of June 30, 2026. The aggregate grant date fair value of all stock options that vested for the six months ended June 30, 2026 and 2025 were $1.4 million and $0.2 million, respectively. The aggregate intrinsic value of all options exercised during the six months ended June 30, 2026 and 2025 were $0.5 million and zero, respectively. The options granted during the six months ended June 30, 2026 had a weighted-average per share grant-date fair value of $0.42 and a total grant date fair value of $5.1 million. As of June 30, 2026, unrecognized stock-based compensation expense related to Time-Based Awards not yet recognized was $4.8 million and is expected to be recognized over a weighted-average remaining period of approximately 2.78 years. As of June 30, 2026, unrecognized stock-based compensation expense related to Performance Awards for which the performance criteria had been achieved upon the issuance of the second tranche of Series B Convertible Preferred Stock was $0.9 million and is expected to be recognized over a weighted-average remaining period of approximately 1.09 years.

Stock Option Valuation

In determining the fair value of options granted, Marea used the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair value of common stock

The fair value of the shares of common stock underlying stock options has historically been determined by Marea’s Board of Directors. Because there has been no public market for Marea’s common stock, the Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in Marea’s operations, valuations performed by independent third parties, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies and the lack of liquidity of Marea’s common stock, among other factors.

Expected volatility

Since Marea is privately held and has no trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biopharmaceutical companies over a period, where available, equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, life cycle stage or area of specialty.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the options.

Expected term

The expected term represents the period that Marea’s options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). Marea has very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants.

Expected dividend

Marea has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Marea used an expected dividend yield of zero.

For the six months ended June 30, 2026 and 2025, the assumptions used in the Black-Scholes option pricing model to determine the fair value of Time-Based Awards issued were as follows:

	Six Months Ended June 30,
	2026	2025
Expected volatility	77.35%	101.60%
Risk-free interest rate	4.02%	3.94%
Expected term (years)	5.29	5.99
Expected dividend	—	—

Performance and Market-Based Stock Options

On April 1, 2026, the Board of Directors of Marea approved the grant of 3,893,663 performance-based stock options with exercise price of $0.63 per share to executive officers under the 2024 Plan in two tranches. The contractual term of the options is 10 years.

The vesting of the first tranche will occur upon the occurrence of any of the following:

a. 100% will immediately vest upon a Valuation Determination Event in which the value per share of the Marea is greater than $3.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. In the event that M2 and Marea are combined in a tax-free reorganization prior to the occurrence of a Valuation Determination Event, the applicable target price will be adjusted to equal an equity valuation imputed by 150% of the target price in effect immediately prior to such reorganization, divided by the total fully diluted shares of both entities as of the Grant Date (resulting in a combined target price of $4.50), prior to any adjustment for a stock split or recapitalization

b. The first trading day on which Marea reaching closing stock price of $3.00 per share price for 40 consecutive trading days, subject to continued service through the vesting date.

  The vesting of the second tranche will occur upon the occurrence of any of the following:

a. 100% will immediately vest upon a Valuation Determination Event in which the value per share of the Marea is greater than $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. In the event that M2 and Marea are combined in a tax-free reorganization prior to the occurrence of a Valuation Determination Event, the applicable target price will be adjusted to equal an equity valuation imputed by 150% of the target price in effect immediately prior to such reorganization, divided by the total fully diluted shares of both entities as of the Grant Date (resulting in a combined target price of $7.50, prior to any adjustment for a stock split or recapitalization

b. The first trading day on which Marea reaching closing stock price of $5.00 per share price for 40 consecutive trading days, subject to continued service through the vesting date.

If the performance and market conditions are not met by the expiration date of the options, or April 1, 2036, all options will be forfeited. Because the options feature a market condition, they are classified as path-dependent options under ASC 718. Marea estimated the grant-date fair value using a Monte-Carlo simulation model rather than Black-Scholes framework. This model projects public trading price of Marea and its peer group across a large number of simulated random paths. Key assumptions used in the valuation include a risk-free interest rate of 4.33%, an estimated annualized volatility of 85%, a dividend yield of 0.02%, and a 10-year measurement term. Based on these simulations, the average grant-date fair values per award was determined to be $1.25 for the first tranche and $1.21 for the second tranche. Multiplying by 1,978,047 options for the first tranche and 1,915,616 options for the second tranche, present values of $2.5 million and $2.3 million was derived, respectively. A 10% discount for lack of marketability was then applied to the fair values, resulting in final fair value of $2.2 million and $2.1 million for the first and second tranche, respectively. No expense for these awards was recognized for the six months ended June 30, 2026 as the performance criteria and was not probable of achievement. As of June 30, 2026, unrecognized stock-based compensation related to performance and market-based options was $4.3 million.

Early Exercise of Stock Options

The 2024 plan permits early exercise of certain stock options prior to vesting; such eligible awards are determined at the time of grant by the Board. Any shares issued pursuant to unvested options are restricted and subject to repurchase by Marea until the conditions for vesting are met. The amounts paid for shares purchased under an early exercise of stock options and subject to repurchase by Marea are recorded as liabilities on the balance sheet and are reclassified to common stock and additional paid-in capital as the underlying shares vest. Upon termination of employment of an option holder, Marea has the right to repurchase, at the original purchase price, any unvested options, as such shares are not considered outstanding for accounting purposes.

As of June 30, 2026, there were 861,264 unvested common shares outstanding that were issued upon the early exercise of stock options prior to the vesting of the underlying shares which are subject to repurchase by Marea at the original issuance price upon termination of the stockholders’ services. The right to repurchase these shares generally lapses with respect to 25% of the shares underlying the option after one year of service to Marea and 1/48th of the shares underlying the original grant per month for 36 months thereafter. As of June 30, 2026, Marea recorded a $0.2 million liability associated with the cash received for shares issued subject to repurchase rights, recorded within other current liabilities and other non-current liabilities on Marea’s balance sheet.

Restricted Stock

Prior to the adoption of the 2024 Plan, Marea granted 11,756,071 restricted stock to consultants and employees as part of compensation for their service to Marea that were outside of the 2024 Plan. Marea determined the terms, restrictions and conditions applicable to the restricted stock at the time of grant, including the number of shares and the purchase price. The unvested shares of restricted stock are subject to repurchase by Marea in the event the participant ceases service to Marea or terminates employment.

Restricted Stock Valuation

In determining the fair value of the restricted stock issued to consultants and employees, Marea used the Black-Scholes option-pricing model and has assumptions consistent with the stock option valuation discussed above.

Expected term

For restricted stock issued to employees, the expected term of the restricted stock is the vesting term of the awards. For restricted stock issued to consultants, the expected term is the longer of a) the vesting term of the restricted stock, or b) the contractual terms of the consulting agreements.

Marea did not grant any restricted stock during the six months ended June 30, 2026 or 2025.

The following summarizes Marea restricted stock activity for the six months ended June 30, 2026:

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2025	2,866,355	$0.23
Granted	—	—
Vested	(885,308)	0.23
Forfeited	—	—
Repurchased	—	—
Unvested as of June 30, 2026	1,981,047	$0.23

For restricted stock issued to employees, Marea recognized stock-based compensation expense as the shares vested. For restricted stock issued to consultants, Marea recognized stock-based compensation expense ratably over the vesting terms of the restricted stock.

The aggregate grant date fair value of restricted stock that vested for the six months ended June 30, 2026 and 2025 was $0.2 million and $0.3 million, respectively. As of June 30, 2026, unrecognized stock-based compensation expense related to restricted stock was $0.5 million and is expected to be recognized over a weighted-average remaining period of approximately 1.06 years.

Stock-Based Compensation Expense

For the six months ended June 30, 2026 and 2025, Marea recognized stock-based compensation expense relating to Marea options and restricted stock are as follows (in thousands):

	For the Six Months Ended June 30,
	2026
	Stock Options	Restricted Stock	Total
Research and development expenses	$529	$112	$641
General and administrative expenses	750	124	874
Total stock-based compensation expense	$1,279	$236	$1,515

	For the Six Months Ended June 30,
	2025
	Stock Options	Restricted Stock	Total
Research and development expenses	$331	$216	$547
General and administrative expenses	756	132	888
Total stock-based compensation expense	$1,087	$348	$1,435

M2 2025 Stock Option and Grant Plan

In connection with the spin-off described in Note 1, M2 Therapeutics adopted the M2 Therapeutics 2025 Stock Option and Grant Plan (the “M2 Plan”), under which M2 was authorized to issue up to 21,643,483 shares of its common stock. During Q2 2026, the M2 Board increased the authorized shares issuable under this plan by 7,000,000, resulting in an aggregate 28,643,483 shares of its common authorized for issuance under the M2 Plan. M2 granted restricted stock, restricted stock awards, and options to Marea employees and consultants who provide services to M2 under the TSA and to M2’s nonemployee directors and other consultants.

Stock options granted under the M2 Plan expire in ten years from the grant date, or in the case of incentive stock options granted to a ten percent stockholder, the term is no more than five years from the grant date. The terms of the non-statutory stock option may include a provision where a participant may elect at any time before termination of employment to exercise a part or all of the shares subject to the option prior to the full vesting of such shares. Any unvested shares so purchased are subject to a repurchase option or any other restriction the M2’s Board of Directors or Board appointed committee determines to be appropriate.

M2 grants both time vesting option awards (“Time-Based Awards”) and performance vesting option awards (“Performance Awards”) under the M2 Plan. Time-Based Awards are granted in the form of stock options that require each recipient to complete a service period, generally four years. Performance Awards are granted in the form of stock options which have performance criteria that must be achieved for the awards to vest and may also include a service period requirement, with such performance requirement determined by the Board.

The following summarizes stock option activity under the M2 plan during the six months ended June 30, 2026, as follows:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Outstanding as of December 31, 2025	—	$—	—	$—
Granted	5,673,663	0.04
Exercised	—	—
Forfeited and expired	—	—
Outstanding as of June 30, 2026	5,673,663	$0.04	9.8	—
Exercisable as of June 30, 2026	—	$—	—	$0

The aggregate intrinsic values of options outstanding were calculated as the difference between the exercise price of the options and the estimated fair value of M2’s common stock, as determined by the Board of Directors, as of June 30, 2026. The options granted during the six months ended June 30, 2026 had a weighted-average per share grant-date fair value of $0.03 and a total grant date fair value of $0.2 million. As of June 30, 2026, unrecognized stock-based compensation expense related to Time-Based Awards was $0.1 million and is expected to be recognized over a weighted-average remaining period of approximately 3.66 years. As of June 30, 2026, unrecognized stock-based compensation related to Performance Awards for which the performance criteria had not been achieved was $0.1 million.

In determining the fair value of the stock options granted, M2 used the Black-Scholes option-pricing model and assumptions discussed above. Each of these inputs is subjective and generally requires significant judgment to determine. For the six months ended June 30, 2026, the assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options issued were as follows:

Six Months Ended June 30,
2026
Expected volatility	82.77%
Risk-free interest rate	4.02%
Expected term (years)	5.32
Expected dividend	—

Performance and Market-based Stock Options

On April 1, 2026, the Board of Directors of M2 approved the grant of 3,893,663 performance and market-based stock options with exercise price of $0.04 per share to executive officers under the M2 Therapeutics’ 2025 Stock Option Plan in two tranches.  The vesting terms of M2’s performance and market-based stock options are the same as Marea’s performance and market-based stock options. M2’s performance and market-based stock options are also fair valued using a Monte-Carlo simulation model. This model projects public trading price of M2 and its peer group across a large number of simulated random paths. Key assumptions used in the valuation include a risk-free interest rate of 4.33%, an estimated annualized volatility of 85%, a dividend yield of 0.2%, and a 10-year measurement term. Based on these simulations, the average grant-date fair values per award was determined to be $1.26 for the first tranche and $1.22 for the second tranche. Because M2 shareholders will only receive 0.0767 shares of the combined entity for each share of M2, the numbers of options for the first tranche and second tranche were adjusted to 151,716 and 146,928, respectively, resulting in fair value of $192 thousand and $179 thousand, respectively. A 10% discount for lack of marketability was then applied to the fair values, resulting in final fair value of $172 thousand and $161 thousand for the first and second tranche, respectively. No expense for these awards was recognized for the six months ended June 30, 2026 as the performance criteria and was not probable of achievement. As of June 30, 2026, unrecognized stock-based compensation related to performance and market-based options was $0.3 million.

Restricted Stock

The restricted stock shares were issued for no consideration and require no payment by the holder at any time. They are accounted for as nonvested restricted stock and are measured directly at the grant-date fair value of the underlying common stock, as if vested and issued on the grant date, of $0.04 per share. The restricted stock shares are treated as issued and outstanding, subject to forfeiture until vested. Compensation cost for the restricted stock is recognized on a straight-line basis over the requisite service period (the vesting period), or, for consultants, over the longer of the consulting agreement term or the vesting period. As of June 30, 2026, unrecognized compensation cost related to restricted stock was $0.1 million and is expected to be recognized over a weighted-average period of approximately 1.07 years.

Restricted Stock Awards

The restricted stock awards were issued in exchange for promissory notes bearing interest at 3.83% per annum. The promissory notes will mature and all Principal then unpaid will be due and payable, together with all interest accrued thereon and unpaid, on the earliest to occur of (i) ninety days after the termination of service, (ii) the date upon which M2 Therapeutics becomes a publicly-traded entity through a business transaction, (iii) immediately prior to the M2 Therapeutics’ initial public offering to become a publicly-traded entity, and (iv) November 25, 2034, the “Repayment Date”). Because the notes are nonrecourse in substance, each restricted stock and its related note is accounted for together as an option to purchase M2 Therapeutics common stock, rather than as an issued share and a note receivable. As a result, no note receivable or interest income is recognized in the Company’s condensed combined financial statements, and the underlying restricted stock award shares are not reflected as outstanding for accounting purposes, despite being legally outstanding, until the related note is repaid. The restricted stock awards were valued using the Black-Scholes-Merton option-pricing model, with an underlying common stock fair value of $0.04 per share, an exercise price of $0.0278 per share, an expected term equal to the contractual term of the related note, and the assumptions set forth in the table below; the 3.83% interest accrual on the notes is reflected as an increasing exercise price through a corresponding reduction to the risk-free rate. Compensation cost for the restricted stock awards is recognized on a straight-line basis over the requisite service period, or, for consultants, over the longer of the consulting agreement term or the vesting period. Full repayment of a Note is treated as the exercise of the related option and is accounted for as a financing transaction; it does not accelerate or otherwise change the recognition of compensation cost for the RSA.

The following summarizes M2 restricted stock and restricted stock awards awards activity for the six months ended June 30, 2026:

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2025	21,345,869	$0.04
Granted	—	—
Vested	(4,820,432)	0.04
Forfeited	(706,250)	0.04
Unvested as of June 30, 2026	15,819,187	$0.04

As of June 30, 2026, unrecognized compensation cost related to restricted stock awards was $0.5 million and is expected to be recognized over a weighted-average period of approximately 2.52 years.

For the six months ended June 30, 2026 and 2025, the Company recognized stock-based compensation expense relating to M2 Therapeutics equity awards as follows (in thousands):

	For the Six Months Ended June 30,
	2026
	Stock Options	Restricted Stock	Restricted Stock Awards	Total
Research and development expenses	$3	$22	$49	$74
General and administrative expenses	—	26	77	103
Total stock-based compensation expense	$3	$48	$126	$177

11.	License and Research and Development Agreements

Alloy Therapeutics Research Agreement

In June 2023, the Company entered into a Master Research Agreement (the “Alloy Agreement”), with Alloy Therapeutics, Inc. to use Alloy’s research and technology platform for certain research and development efforts for the Company’s preclinical research programs. Pursuant to the Alloy Agreement, Alloy granted to the Company a non-exclusive worldwide, sub-licensable, royalty-bearing license under certain intellectual property rights for the purposes of research, development and commercialization of products developed from research results generated from research plans, and upon payment of certain fees, additional targets as agreed by Alloy and the Company.

The Company is obligated to pay Alloy non-refundable partnered therapeutics fees of $0.1 million annually until first commercial sale of a product developed from research results generated from research plans, provided that the partnered therapeutics efforts have not been abandoned. In the event that the Company sublicenses its right to a partnered therapeutic to a third party sublicensee, the Company is obligated to pay Alloy $0.1 million for each partner therapeutic that is sublicensed.

As of June 30, 2026 and December 31, 2025, an aggregate of $0.5 million development milestone payments have been made and $18.5 million of commercial milestone payments are potentially payable to Alloy upon achievement of additional milestones. During the six months ended June 30, 2026 and 2025, the Company made immaterial payments to Alloy for research collaboration projects and the amounts are included in research and development expenses on the condensed combined statements of operations.

12.	Related Party

Third Rock Ventures

The Company issued an aggregate of $45.0 million convertible notes to TRV, a significant investor and related party of the Company from inception to Series B Convertible Preferred Stock financing. In July 2023, the Company entered into a service agreement with TRV (the “TRV service agreement”), under which TRV provides consulting services to the Company. For the six months ended June 30, 2026 and 2025, the Company recorded an immaterial expense in its unaudited condensed combined statements of operations related to this agreement.

13.	Income Taxes

The Company had no current or deferred income tax expense or benefit during the six months ended June 30, 2026 and 2025. Deferred income taxes reflect the net tax effects of loss and credit carryforwards, as well as temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The realization of these deferred tax assets is dependent upon future taxable income, the amount and timing of which are currently uncertain. All of the Company’s deferred tax assets—which include net operating loss carryforwards, tax credits related primarily to research and development, capitalized research and development costs, and operating lease liabilities—continue to have a full valuation allowance as of June 30, 2026. The Company will maintain this full valuation allowance until there is sufficient evidence to support the recoverability of its deferred tax assets.

14.	Subsequent Events

The Company has evaluated all events occurring through November 12, 2026, the date on which the financial statements were available for issuance, and it has identified each of the following subsequent events requiring disclosure.

Reorganization with M2 Therapeutics, Inc.

On September 11, 2026, Marea and M2 entered into a reorganization agreement pursuant to which Marea and M2 merged together and all of M2’s issued and outstanding capital and stock options were converted into the right to receive or purchase shares of Marea capital stock at an exchange ratio of 0.0830595 for an aggregate of 12,422,878 shares of convertible preferred stock of Marea, 3,580,089 shares of common stock of Marea, and 601,405 shares of stock options of Marea. M2 became a wholly-owned subsidiary of Marea upon the closing of the reorganization.

Simple Agreement for Future Equity (“SAFE Agreement”)

On August 17, 2026, the Company entered into a SAFE with existing investors for an investment up to $65.0 million, pursuant to which the Company received $65.0 million as of September 7, 2026. Proceeds from the SAFE were converted into 44,827,584 shares of common stock of the Company at $1.45 per share prior to the merger with Lisata.

Agreement and Plan of Merger

On September 17, 2026, Lisata Therapeutics, Inc., a Delaware corporation, acquired the Company, in accordance with the terms of the Agreement and Plan of Merger, dated September 17, 2026 (the “Merger Agreement”), by and among Lisata, Mariner Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Lisata (“First Merger Sub”), Mariner Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Lisata (“Second Merger Sub”), and the Company. Pursuant to the Merger Agreement, First Merger Sub merged with and into the Company, pursuant to which the Company was the surviving corporation and became a wholly owned subsidiary of Lisata (the “First Merger”). Immediately following the First Merger, the Company merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”).

Concurrent with the Merger, Lisata entered into a definitive purchase agreement for the sale of Lisata Series C non-voting convertible preferred stock (“Lisata Series C Preferred Stock”) in a private placement financing (“PIPE”), which resulted in gross proceeds to Lisata of approximately $225 million before deducting placement agent and other offering expenses.

Under the terms of the Merger Agreement, upon the closing of the Merger (the “Closing”), Lisata issued to the stockholders of the Company (i) 1,793,129 shares of the common stock of Lisata, par value $0.001 per share (the “Lisata Common Stock”), and (ii) 211,365.213 shares of Lisata Series C Preferred Stock, par value $0.01 per share, each share of which is convertible into 1,000 shares of Lisata Common Stock, subject to approval by the stockholders of Lisata of the Conversion Proposal (as defined below).

Shares of Lisata Common Stock held by holders thereof immediately prior to the First Effective Time (as defined in the Merger Agreement) remain outstanding and were unaffected by the Merger. Immediately following the consummation of the Merger but prior to giving effect to the PIPE, assuming the conversion of shares of Lisata Series C Preferred Stock issued pursuant to the Merger Agreement into shares of Lisata Common Stock (without giving effect to any beneficial ownership limitations), pre-transaction equity holders of Lisata held approximately 3.87% of the issued and outstanding shares of Lisata Common Stock and former equity holders of the Company held approximately 96.13% of the issued and outstanding shares of Lisata Common Stock, in each case, calculated on a fully-diluted basis and based on the implied equity values of Lisata and the Company.

Assuming the conversion of the PIPE shares and Lisata Series C Preferred Stock shares issued pursuant to the Merger Agreement into shares of Lisata Common Stock (in each case, without giving effect to any beneficial ownership limitations), pre-transaction stockholders of Lisata hold approximately 2.39% of the issued and outstanding shares of Lisata Common Stock, former equity holders of the Company hold approximately 59.54% of the issued and outstanding shares of Lisata Common Stock and the PIPE Investors hold approximately 38.07% of the issued and outstanding shares of Lisata Common Stock, in each case, calculated on a fully-diluted basis and based on the implied equity values of Lisata and the Company.

Pursuant to the terms of the Merger Agreement, each option to purchase the Company’s common stock was assumed by Lisata and converted into an option to purchase Lisata Series C Preferred Stock (each, a “Parent Assumed Option”), which options are subject to exercise restrictions prior to obtaining the approval of the Parent Stockholder Matters. Pursuant to the Merger Agreement and the Purchase Agreement, Lisata has agreed to hold a stockholders’ meeting (the “Stockholders’ Meeting”) to approve the conversion of the Lisata Series C Preferred Stock into Lisata Common Stock after the issuance of the condensed combined financial statements for the period ended June 30, 2026.